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                                                                     Exhibit 2.4

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement (this "Agreement") is made as of the 30th day of September 1998, by and between True Temper Corporation (formerly known as True Temper Sports, Inc.), a Delaware corporation ("Transferor"), and True Temper Sports, Inc. (formerly known as True Temper Sports Subsidiary, Inc.), a Delaware corporation and wholly owned subsidiary of Transferor ("Transferee").

                                   WITNESSETH:

         WHEREAS, The Black & Decker Corporation, a Maryland corporation ("BDC"), True Temper Sports, Inc., a Delaware corporation ("TTSI"), and TTSI LLC, a Delaware limited liability company ("LLC") have entered into a Reorganization, Recapitalization and Stock Purchase Agreement, dated as of June 29, 1998, as amended to date (as so amended, the "Recapitalization Agreement"), pursuant to which, among other things, BDC has agreed to sell and to cause its Subsidiaries to sell, and LLC has agreed to buy and to cause its Subsidiaries to buy, the TTS Business;

         WHEREAS pursuant to that certain Assignment and Assumption Agreement (the "TTC Agreement"), dated as of September 30, 1998, by and between Emhart Industries, Inc., a Connecticut corporation and an indirect, wholly owned subsidiary of BDC ("EII"), and Transferor, EII contributed, transferred, conveyed, assigned and delivered to Transferor, free and clear of all Liens other than Permitted Liens, all of EII's right, title and interest in and to the Contributed Assets, which assignment is effective at 12:01 a.m. (Eastern time) on the date hereof;

         WHEREAS, pursuant to the TTC Agreement, Transferor assumed and agreed to pay, discharge and satisfy the Assumed Liabilities, which assumption is effective at 12:01 am on the date hereof;

         WHEREAS, Transferor and Transferee desire to enter into this Agreement to effect the contribution of the Contributed Assets by the Transferor to the Transferee, and in consideration for the contribution of the Contributed Assets the issuance by Transferee to Transferor of (i) 100 shares of the Common Stock of Transferee and (ii) a Note, in the form attached as Exhibit A in the aggregate principal amount of $133,616,000;

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Recapitalization Agreement.

                                   ARTICLE II

                               CONTRIBUTED ASSETS

         Section 2.01. Transfer of Assets. Effective upon the full execution of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, Transferor contributes, transfers, conveys, assigns and delivers to Transferee, and Transferee receives, acquires and accepts from Transferor all of Transferor's right, title and interest in and to the Contributed Assets. Effective upon the full execution of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, the TTC Agreement and the Recapitalization Agreement, Transferee accepts all risk of loss with respect to the Contributed Assets.

         Section 2.02. Assignment of Contracts and Rights.

                  (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contributed Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Transferee or Transferor, or any Affiliates of Transferee or Transferor thereunder.

                  (b) With respect to any Contract or any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, to the extent necessary and reasonably requested by Transferee, the parties hereto will use reasonable commercial efforts to obtain the written consent of the other parties to any such Contract for the assignment thereof to Transferee, or written confirmation from such parties reasonably satisfactory in form and substance to Transferee and Transferor confirming that such consent is not required.

                  (c) If such consent, waiver or confirmation is not obtained with respect to any such Contract, as among the parties hereto, Transferee will obtain through a subcontracting arrangement or otherwise, and subject to Applicable Law and the terms of such Contact, the claims, rights and benefits of Transferor and, to the extent possible, assume the obligations under such Contracts in accordance with this Agreement, and Transferor will enforce at the request of and for the benefit of Transferee, with Transferee assuming Transferor's obligations, any and all claims, rights and benefits of Transferor against a third party thereto arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of Transferee).

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                                   ARTICLE III

                               ASSUMED LIABILITIES

         Section 3.01. Assumption of Liabilities. Effective upon the full execution of this Agreement, upon the terms and subject to the conditions of this Agreement, Transferee assumes and agrees to pay, discharge and satisfy the Assumed Liabilities.

                                   ARTICLE IV

                                  MISCELLANEOUS

        Section 4.01. Construction. As used in this Agreement, the plural shall include the singular and the singular shall include the plural. With respect to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

        Section 4.02. Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party has received a counterpart hereof signed by the other party hereto.

        Section 4.03. Captions. The captions used in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        Section 4.04. Severability. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement. To the extent any provision of this Agreement is determined to be prohibited or unenforceable Transferor and Transferee agree to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable implement the purposes and intent of the prohibited or unenforceable provision.

        Section 4.05. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

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        IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                            TRUE TEMPER CORPORATION


                                            By:                            SEAL
                                              -----------------------------
                                              Name:
                                              Title:

                                            TRUE TEMPER SPORTS, INC.


                                            By:                            SEAL
                                              -----------------------------
                                              Name:
                                              Title:
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